EQUITY INVESTMENT AGREEMENT

THIS EQUITY INVESTMENT AGREEMENT (this “Agreement”) dated as of August 20, 2015, is by and among Valmie Resources, Inc., a Nevada corporation (the “Company”), and Tuverga Finance Ltd., a corporation formed pursuant to the statutes of the Republic of Cyprus (the “Investor”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company, at its sole discretion, may issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to Two Million Five Hundred Thousand Dollars ($2,500,000) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS, the parties acknowledge that the issuance of the Common Stock contemplated herein will be made in reliance upon the provisions of Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), Rule 506 of Regulation D under the Securities Act, and the rules and regulations promulgated thereunder, and/or upon such other exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and the Investor are executing and delivering a registration rights agreement of even date herewith (the “Registration Rights Agreement”) pursuant to which the Company has agreed to provide certain registration rights to the Investor under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

NOW, THEREFORE, the Company and the Investor hereby agree as follows:

ARTICLE I. Certain Definitions

Section 1.1. “Advance” shall mean the portion of the Commitment Amount requested by the Company in the Advance Notice.

Section 1.2. “Advance Date” shall mean the third Trading Day after the delivery of the Advance Notice for each Advance.

Section 1.3. “Advance Notice” shall mean a written notice to the Investor substantially in the form set forth hereto as Exhibit A setting forth the amount of the Advance that the Company requests from the Investor.

Section 1.4. “Advance Notice Date” shall mean each date the Company delivers to the Investor an Advance Notice requiring the Investor to advance funds to the Company, subject to the terms of this Agreement.

Valmie Resources, Inc.

Equity Investment Agreement

Section 1.5. “Closing” shall mean one of the closings of a purchase and sale of Common Stock pursuant to Section 2.3.

Section 1.6. “Commitment Amount” shall mean the aggregate amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000) which the Investor has agreed to provide to the Company in order to purchase Common Stock pursuant to the terms and conditions of this Agreement.

Section 1.7. “Commitment Period” shall mean the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which the Investor shall have made payment of Advances pursuant to this Agreement in the aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000), (y) the date this Agreement is terminated pursuant to Section 2.5, or (z) the date occurring twenty-four (24) months after the date of this Agreement.

Section 1.8. “Damages” shall mean any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements and costs and expenses of expert witnesses and investigation).

Section 1.9. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.10. “FINRA” shall mean the Financial Industry Regulatory Authority.

Section 1.11. “Material Adverse Effect” shall mean any material adverse effect on the business, operations, assets, financial condition or prospects of the Company or its subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

Section 1.12. “Market Price” shall mean the average VWAP of the Common Stock during the relevant Pricing Period.

Section 1.13. “Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.14. “Pricing Period” shall mean the three (3) consecutive Trading Days immediately preceding the Advance Notice Date.

Section 1.15. “Principal Market” shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the NYSE Market, the OTC Bulletin Board, the OTCQB, the OTC Pink tier or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

Section 1.16. “Purchase Price” shall be set at fifty percent (50%) of the Market Price during the Pricing Period.

Valmie Resources, Inc.

Equity Investment Agreement

Section 1.17. “Registration Statement” means the registration statement or statements of the Company filed under the Securities Act covering the resale by the Investor of the Common Stock issuable hereunder.

Section 1.18. “SEC” shall mean the United States Securities and Exchange Commission.

Section 1.19. “SEC Documents” shall mean annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements of the Company as supplemented to the date hereof, filed by the Company for a period of at least twelve (12) months immediately preceding the date hereof or the Advance Date, as the case may be, until such time as the Company no longer has an obligation to maintain the effectiveness of the Registration Statement.

Section 1.20. “Trading Day” shall mean any day during which the Principal Market is open for business.

Section 1.21. “Transaction Documents” means this Agreement, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

Section 1.22. “VWAP” shall mean the volume weighted average price.

ARTICLE II. Advances

Section 2.1. Investments. Upon the terms and conditions set forth herein (including, without limitation, the provisions of Article VII hereof), on any Advance Notice Date the Company may request an Advance by the Investor by the delivery of an Advance Notice. The number of shares of Common Stock that the Investor shall receive for each Advance shall be determined by dividing the amount of the Advance by the Purchase Price. No fractional shares shall be issued. Fractional shares shall be rounded to the next higher whole number of shares. The aggregate maximum amount of all Advances that the Investor shall be obligated to make under this Agreement shall not exceed the Commitment Amount.

Section 2.2. Mechanics.

(a) Advance Notice. At any time during the Commitment Period, the Company may deliver an Advance Notice to the Investor, subject to the conditions set forth herein. There shall be a minimum of five (5) Trading Days between each Advance Notice Date.

(b) Date of Delivery of Advance Notice. An Advance Notice shall be deemed delivered on (i) the Trading Day it is received by facsimile or otherwise by the Investor if such notice is received prior to 12:00 PM Eastern European Time, or (ii) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 12:00 PM Eastern European Time on a Trading Day or at any time on a day which is not a Trading Day. No Advance Notice may be deemed delivered on a day that is not a Trading Day.

Valmie Resources, Inc.

Equity Investment Agreement

(c) Maximum Advance Amount. The maximum amount of any one Advance Notice shall be the greater of (i) 100% of the average daily volume of the Common Stock for the three (3) Trading Days prior to the date of delivery of the applicable Advance Notice, multiplied by the VWAP for such Trading Days or (ii) $100,000.

Section 2.3. Closings. On each Advance Date, (i) the Company shall deliver to the Investor shares of Common Stock representing the amount of the Advance by the Investor pursuant to Section 2.1, registered in the name of the Investor and (ii) the Investor shall deliver to the Company the amount of the Advance specified in the Advance Notice by wire transfer of immediately available funds. In addition, on or prior to each Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein. Payment of funds to the Company and delivery of the Common Stock to the Investor shall occur in accordance with the conditions set forth herein.

Section 2.4. Delivery of the Common Stock. In lieu of delivering physical certificates representing the Common Stock deliverable pursuant to this Agreement and provided that the Company’s transfer agent then is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Investor, the Company shall use all commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock by crediting the account of the Investor's prime broker (as specified by the Investor within a reasonable period in advance of such request) with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system or Direct Registration System (“DRS”).

Section 2.5. Termination of Investment. The obligation of the Investor to make an Advance to the Company pursuant to this Agreement shall terminate permanently (including with respect to an Advance Date that has not yet occurred) in the event that the Company shall at any time fail materially to comply with the requirements of Article VI.

Section 2.6. Agreement to Advance Funds. The Investor agrees to advance the amount specified in an Advance Notice to the Company after the completion of each of the following conditions and the other conditions set forth in this Agreement:

(a) the execution and delivery by the Company and the Investor of this Agreement;

(b) the Registration Statement shall have been declared effective by the SEC and shall remain effective and available for the resale of all the Registrable Securities (as defined in the Registration Rights Agreement) at all times until the Closing with respect to the subject Advance Notice;

Valmie Resources, Inc.

Equity Investment Agreement

(c) the Investor shall have received the shares of Common Stock applicable to the Advance in accordance with Sections 2.3 and 2.4; and

(d) the Company shall have filed all required SEC Documents.

Section 2.7. Limitation On Amount Of Ownership. Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor be entitled to purchase that number of shares of Common Stock, which when added to the sum of the number of shares of Common Stock beneficially owned (as such term is defined in Section 13(d) and Rule 13d-3 under the Exchange Act) by the Investor, would exceed 4.99% of the number of shares of Common Stock outstanding at the applicable Closing, as determined in accordance with Rule 13d-1(j) under the Exchange Act.

ARTICLE III. Representations and Warranties of the Investor

The Investor hereby represents and warrants to, and agrees with, the Company that the following are true and as of the date hereof and as of each Advance Date:

Section 3.1. Organization and Authorization. The Investor is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite power and authority to purchase and hold the Common Stock issuable hereunder. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Investor. The undersigned signatory of the Investor has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.2. Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction. It recognizes that its investment in the Company involves a high degree of risk.

Section 3.3. No Legal Advice From the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Valmie Resources, Inc.

Equity Investment Agreement

Section 3.4. Investment Purpose. The Common Stock is being purchased by the Investor for its own account and for investment purposes. The Investor agrees not to assign or in any way transfer the Investor’s rights to purchase the Common Stock or any interest therein and acknowledges that the Company will not recognize any purported assignment or transfer except in accordance with applicable federal and state securities laws. The Investor agrees not to sell, hypothecate or otherwise transfer the Common Stock unless the securities are registered under federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such registration is available.

Section 3.5. Foreign Investor. The Investor is not a U.S. Person for purposes of compliance with Regulation S under the Securities Act and agrees to resell the Common Stock only in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to the Common Stock unless in compliance with the Securities Act.

Section 3.6. Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it deems material to making an informed investment decision. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor is in position to obtain information from the Company in order to evaluate the merits and risks of this investment. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to this transaction.

Section 3.7. Receipt of Documents. The Investor and its counsel has received and read in their entirety: (i) this Agreement; (ii) all due diligence and other information necessary to verify the accuracy and completeness of the representations, warranties and covenants of the Company contained herein; and (iii) answers to all questions the Investor submitted to the Company regarding an investment in the Company; and the Investor has relied on the information contained therein and has not been furnished with any other documents, literature, memorandum or prospectus.

Section 3.8. No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising in connection with the offer or sale of the shares of Common Stock offered hereby.

Section 3.9. Not an Affiliate. As of the date hereof, the Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 under the Securities Act).

Valmie Resources, Inc.

Equity Investment Agreement

Section 3.10. Trading Activities. The Investor’s trading activities with respect to the Common Stock shall be conducted in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market. The Investor agrees not to effect any short sale of the Common Stock, either directly or indirectly through its affiliates, principals or advisors, during the term of this Agreement.

Section 3.11. No Registration As a Dealer. The Investor will not be making a market in the Common Stock and therefore the Investor is not and will not be required to be registered as a “dealer” under the Exchange Act, either as a result of its execution and performance of its obligations under this Agreement or otherwise.

ARTICLE IV. Representations and Warranties of the Company

Except as stated in the SEC Documents, the Company hereby represents and warrants to, and covenants with, the Investor that the following are true and correct as of the date hereof:

Section 4.1. Organization and Qualification. The Company is duly incorporated or organized and validly existing in the jurisdiction of its incorporation or organization and has all requisite power and authority corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.2. Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and any related agreements, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Agreement and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement, assuming the execution and delivery thereof and acceptance by the Investor, and any related agreements constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Valmie Resources, Inc.

Equity Investment Agreement

Section 4.3. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 750,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) of which 63,879,270 shares of Common Stock and 2,000,000 shares of Preferred Stock are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. Except as disclosed in the SEC Documents, no shares of Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein. The Company has furnished to the Investor true and correct copies of the Company’s articles of incorporation, as amended and as in effect on the date hereof (the “Articles of Incorporation”), and the Company’s by-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

Section 4.4. No Conflict. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Articles of Incorporation, any certificate of designation of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market) applicable to the Company or any of its subsidiaries or by which any material property or asset of the Company or any of its subsidiaries is bound or affected and which would cause a Material Adverse Effect. Except as disclosed in the SEC Documents, neither the Company nor its subsidiaries is in violation of any term of or in default under its Articles of Incorporation or By-laws or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries. The business of the Company and its subsidiaries is not being conducted in violation of any material law, ordinance or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any fact or circumstance that might give rise to any of the foregoing.

Valmie Resources, Inc.

Equity Investment Agreement

Section 4.5. Financial Statements. As of their respective dates, the financial statements of the Company (the “Financial Statements”) for the two most recently completed fiscal years and any subsequent interim period complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Investor contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.6. No Default. The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it is or its property is bound and neither the execution, nor the delivery by the Company, nor the performance by the Company of its obligations under this Agreement or any of the exhibits or attachments hereto will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under its Articles of Incorporation, By-Laws, any material indenture, mortgage, deed of trust or other material agreement applicable to the Company or instrument to which the Company is a party or by which it is bound, or any statute, or any decree, judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its properties, in each case which default, lien or charge is likely to cause a Material Adverse Effect.

Section 4.7. Absence of Events of Default. Except for matters described in the SEC Documents and/or this Agreement, no Event of Default (as such term is defined in any agreement to which the Company is a party), and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a Material Adverse Effect.

Section 4.8. Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of any trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, and, to the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademarks, trade names, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights, and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

Valmie Resources, Inc.

Equity Investment Agreement

Section 4.9. Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute or, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company’s or its subsidiaries’ employees is a member of a union and the Company and its subsidiaries believe that their relations with their employees are good.

Section 4.10. Environmental Laws. The Company and its subsidiaries are (i) in compliance with any and all applicable material foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval.

Section 4.11. Title. The Company has good and marketable title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

Section 4.12. Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.13. Regulatory Permits. The Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

Valmie Resources, Inc.

Equity Investment Agreement

Section 4.14. Internal Accounting Controls. Except as disclosed in the SEC Documents, the Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.15. No Material Adverse Breaches, Etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect. Except as set forth in the SEC Documents, neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect.

Section 4.16. Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would (i) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (ii) except as expressly disclosed in the SEC Documents, have a Material Adverse Effect.

Section 4.17. Subsidiaries. Except as disclosed in the SEC Documents, the Company does not presently own or control, directly or indirectly, any material interest in any other corporation, partnership, association or other business entity.

Section 4.18. Tax Status. Except for the tax returns for the year ended November 30, 2014, the Company and each of its subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

Valmie Resources, Inc.

Equity Investment Agreement

Section 4.19. Certain Transactions. None of the officers, directors or employees of the Company is presently a party to any transaction with the Company (other than for services as officers, directors or employees), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director or employee has a substantial interest or is an officer, director, trustee or partner, other than as set forth in the SEC Documents.

Section 4.20. Rights of First Refusal. The Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

Section 4.21. Use of Proceeds. The Company shall use the net proceeds from this offering for general corporate purposes, including, without limitation, the payment of loans incurred by the Company.

Section 4.22. Dilution. The Company is aware of and acknowledges that issuing shares of Common Stock will cause dilution to existing shareholders and could significantly increase the outstanding number of shares of Common Stock.

Section 4.23. Reliance on Representations. The Company acknowledges that the Investor is relying on the representations and warranties made by the Company hereunder and that such representations and warranties are a material inducement to the Investor purchasing the Common Stock. The Company further acknowledges that without such representations and warranties of the Company made hereunder, the Investor would not enter into this Agreement.

ARTICLE V. Indemnification

The Investor and the Company agree as follows:

Section 5.1. Indemnification.

(a) In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, and all of its officers, directors, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any certificate, instrument or document contemplated hereby or thereby (including the Registration Statement), (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Investor Indemnitee based on misrepresentations or due to a breach by the Investor and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any instrument, document or agreement executed pursuant hereto by any of the Investor Indemnitees. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

(b) In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against, and irrespective of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought, any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Company Indemnitee based on misrepresentations or due to a breach by the Investor and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any instrument, document or agreement executed pursuant hereto by any of the Company Indemnitees. To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

Valmie Resources, Inc.

Equity Investment Agreement

(c) The obligations of the parties to indemnify or make contribution under this Section 5.1 shall survive termination.

ARTICLE VI. Covenants of the Company

During the Commitment Period:

Section 6.1. Listing of Common Stock. The Company shall maintain the Common Stock’s authorization for quotation on the Principal Market.

Section 6.2. Filing of SEC Documents. The Company shall file all required SEC Documents in a timely manner and shall not terminate or suspend its reporting and filing obligations.

Section 6.4. Corporate Existence. The Company will take all steps necessary to preserve and continue its corporate existence.

Section 6.5. Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement.

ARTICLE VII. Conditions for Advance and Conditions to Closing

Section 7.1. Conditions Precedent to the Obligations of the Company. The obligation hereunder of the Company to issue and sell the shares of Common Stock to the Investor incident to each Closing is subject to the satisfaction, or waiver by the Company, at or before each such Closing, of each of the conditions set forth below.

(a) Accuracy of the Investor’s Representations and Warranties. The representations and warranties of the Investor shall be true and correct in all material respects.

(b) Performance by the Investor. The Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to such Closing.

(c) Accuracy of Registration Statement. The Registration Statement shall not contain any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Compliance with Securities Act. The Company and the Registration Statement shall be in compliance with the Securities Act.

Valmie Resources, Inc.

Equity Investment Agreement

ARTICLE VIII. Choice of Law/Jurisdiction

Section 8.1. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the Republic of Cyprus, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of courts sitting in the Republic of Cyprus for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that venue for such suit, action or proceeding is improper or inconvenient. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in the final disposition of such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

ARTICLE IX. Assignment; Termination

Section 9.1. Assignment. Neither this Agreement nor any rights of the Company or the Investor hereunder may be assigned to any other Person.

Section 9.2. Termination. The obligations of the Investor to make Advances under Article II shall terminate upon either (a) twenty-four (24) months after the date of this Agreement, (b) such date as the Common Stock is no longer authorized for quotation or trading on the Principal Market, (c) the date upon which the Investor has purchased the full Commitment Amount, or (d) upon any breach of this Agreement or the Registration Rights Agreement.

ARTICLE X. Notices

Section 10.1. Notices. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by electronic mail as a PDF, at the address below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service or on the fifth business day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

If to the Company:

Valmie Resources, Inc.

1001 S Dairy Ashford Road, Suite 100

Houston, TX 77077

(finance@valmie.com)

If to the Investor:

Tuverga Finance Ltd.

Vasilissis Freiderikis 10

Jacki Court, 1st Floor

Nicosia CY-1066 Cyprus

(investments@tuvergafinance.eu)

Either party may from time to time change its address or electronic mail for notices under this Section 10.1 by giving at least ten (10) days prior written notice of such changed address or electronic mail to the other party.

Valmie Resources, Inc.

Equity Investment Agreement

ARTICLE XI. Miscellaneous

Section 11.1. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

Section 11.2. Entire Agreement; Amendments. This Agreement, together with the Registration Rights Agreement, supersedes all other prior oral or written agreements between the Investor, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters.

Section 11.3. Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be determined by the Investor in its sole discretion.

Section 11.4. Brokers. Each of the parties represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party.

Section 11.5. Legal and Miscellaneous Expenses. Except as otherwise set forth in the Transaction Documents, each party shall pay the fees and expenses of its advisers, counsel, the accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Any attorneys' fees and expenses incurred by either the Company or the Investor in connection with the preparation, negotiation, execution and delivery of any amendments to this Agreement or relating to the enforcement of the rights of either party, after the occurrence of any breach of the terms of this Agreement by the other party or any default by the other party in respect of the transactions contemplated hereunder, shall be paid on demand by the party which breached the Agreement and/or defaulted, as the case may be. The Company shall pay all fees, taxes and duties that may be levied in connection with the issuance of the Common Stock hereunder. If the Company is not DWAC or DRS eligible on an Advance Date, there will be a $5,000 charge on each Advance Date to cover costs associated with, but not limited to, brokerage deposit costs, legal review fees and wire fees. If the Company is DWAC or DRS eligible on an Advance Date, there will be a $1,500 charge on each Advance Date in order to cover the Investor’s compliance review fees. These charges may be deducted from each Advance.

Valmie Resources, Inc.

Equity Investment Agreement

Section 11.6. Non-Disclosure of Non-Public Information.

(a) The Company shall not disclose non-public information concerning the Company to the Investor, its advisors, or its representatives.

(b) Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, provided, however, that notwithstanding anything herein to the contrary, the Company will, as hereinabove provided, immediately notify the advisors and representatives of the Investor and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 11.6 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(signature page follows)

Valmie Resources, Inc.

Equity Investment Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Equity Investment Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

Valmie Resources, Inc.

By:	/s/ Gerald Hammack
Name:	Gerald Hammack
Title:	Chief Executive Officer and President

Tuverga Finance Ltd.

By:	/s/ Antoine Ratsaphong
Name:	Antoine Ratsaphong
Title:	Director

Valmie Resources, Inc.

Equity Investment Agreement

EXHIBIT “A”

FORM OF ADVANCE NOTICE

[VALMIE RESOURCES, INC. LETTERHEAD]

Tuverga Finance Ltd.

Vasilissis Freiderikis 10

Jacki Court, 1st Floor

Nicosia CY-1066 Cyprus

(investments@tuvergafinance.eu)

Gentlemen:

The undersigned hereby certifies, with respect to the sale of shares of Common Stock of Valmie Resources, Inc. (the “Company”) issuable in connection with this Advance Notice, which is being delivered pursuant to the Equity Investment Agreement between the Company and Tuverga Finance Ltd., dated as of August 20, 2015 (the “Agreement”), as follows:

1. The undersigned is the duly appointed Chief Executive Officer of the Company.

2. There are no fundamental or material changes to the information set forth in the Registration Statement which would require the Company to file a post-effective amendment to the Registration Statement.

3. The Company has performed all of the covenants and agreements to be performed by the Company under the Agreement, and the Company has complied in all material respects with all obligations and conditions contained in the Agreement on or prior to the Advance Notice Date, and the Company shall continue to perform and comply with all covenants and agreements to be performed by the Company through the applicable Closing. All conditions under the Agreement to the delivery of this Advance Notice are satisfied as of the date hereof. Since the date of the Company’s last financial statements, there has been no Material Adverse Effect.

4. The undersigned hereby represents, warrants and covenants that the Company has filed all SEC Documents that it is required to file pursuant to applicable securities laws. None of the SEC Documents or other public disclosures (including, without limitation, press releases) contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5. The Registration Statement does not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Valmie Resources, Inc.

Equity Investment Agreement

6. The Company and the Registration Statement are in compliance with the Securities Act.

7. No Registration Default (as defined in the Registration Rights Agreement between the Company and Tuverga Finance Ltd., dated as of August [  ], 2015 (the “Registration Rights Agreement”)) has occurred and the Company is not in breach of the Agreement or the Registration Rights Agreement.

8. The Advance requested by this Advance Notice is for $__________.

9. For purposes of calculating the maximum amount of shares that the Investor may purchase pursuant to Section 2.7 of the Agreement, 4.99% of the number of shares of Common Stock outstanding as of the date hereof equals _____________ shares.

10. The Company represents and warrants to the Investor that this Advance Notice complies in all respects with the Agreement.

11. All capitalized terms used in this Advance Notice and not otherwise defined herein shall have the same meaning ascribed to them as in the Agreement.

The undersigned has executed this Advance Notice as of the _____ day of _____________, 20___.

VALMIE RESOURCES, INC.

By:

Name:

Title:

Valmie Resources, Inc.

Equity Investment Agreement

EXHIBIT “B”

CLOSING NOTICE

[TUVERGA FINANCE LTD. LETTERHEAD]

Valmie Resources, Inc.

1001 S Dairy Ashford Road, Suite 100

Houston, TX 77077

(finance@valmie.com)

Gentlemen:

We are in receipt of your Advance Notice dated ________________. Pursuant to the Agreement, we inform you of the following:

Advance Date: [ 3 trading days after above date ]

Amount of Advance: [  ]

Pricing Period: [ Relevant dates, i.e. May 6, 7, 8, 2015 ]

Market Price: [ 3 day VWAP ]

Number of shares of Common Stock to be issued: [ Amount of Advance / Market Price ]

Fees to be deducted from the above Advance: [ Either $1,500 or $5,000 ]

Please have the above number of shares of Common Stock sent to our account as follows:

[ DWAC/ DRS/ Physical certificate ]

[ Broker ]

[ Address, if physical certificate ]

[ Account Number ]

Thank you.

Tuverga Finance Ltd.

By:
Name:	Antoine Ratsaphong
Title:	Director